                          RPM, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                                   (UNAUDITED)

                                                                    EXHIBIT 11.1
                                                                    ------------
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                            THREE MONTHS ENDED AUGUST 31,
                                                           ---------------------------

                                                                1997            1996
                                                           ------------   ------------
SHARES OUTSTANDING
------------------
     FOR COMPUTATION OF PRIMARY EARNINGS PER
        COMMON SHARE
            WEIGHTED AVERAGE SHARES                              78,462         77,459
            NET ISSUABLE COMMON SHARE EQUIVALENTS                   672            373
                                                           ------------   ------------
              TOTAL SHARES FOR PRIMARY EARNINGS
                 PER SHARE                                       79,134         77,832

     FOR COMPUTATION OF FULLY-DILUTED EARNINGS
        PER COMMON SHARE
           ADDITIONAL SHARES ISSUABLE ASSUMING
              CONVERSION OF CONVERTIBLE SECURITIES                9,767          9,767

           ADDITIONAL COMMON SHARES EQUIVALENTS;
              ENDING MARKET VALUE HIGHER THAN
              AVERAGE MARKET VALUE                                  114             73
                                                           ------------   ------------
                 TOTAL SHARES FOR FULLY-DILUTED
                    EARNINGS PER SHARE                           89,015         87,672
                                                           ------------   ------------

NET INCOME
----------
     NET INCOME APPLICABLE TO COMMON SHARES FOR
        PRIMARY EARNINGS PER SHARE                         $     28,186   $     23,956
           ADD  BACK INTEREST NET OF TAX ON CONVERTIBLE
              SECURITIES ASSUMED TO BE CONVERTED                  1,352          1,284
                                                           ------------   ------------
     NET INCOME APPLICABLE TO COMMON SHARES FOR
        FULLY-DILUTED EARNINGS                             $     29,538   $     25,240
                                                           ------------   ------------


     EARNINGS PER COMMON SHARE AND COMMON SHARE
        EQUIVALENTS                                        $        .36   $        .31
                                                           ============   ============


     EARNINGS PER COMMON SHARE ASSUMING FULL
        DILUTION                                           $        .33   $        .29
                                                           ============   ============




THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE STATEMENTS.